Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet and statement of operations are presented to give effect to the purchase of all of the outstanding capital stock by Keynote Systems, Inc. (“Keynote”) through the merger (the “Transaction”) of a wholly-owned subsidiary of Keynote with Mobile Complete, Inc. (“Mobile Complete”). The pro forma information was prepared based on the historical consolidated financial statements and related notes of Keynote and Mobile Complete after giving effect to the Transaction using the acquisition method of accounting. In addition, certain historical Mobile Complete balances have been reclassified to conform to Keynote’s presentation.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 is presented as if the Transaction had occurred on September 30, 2011. The unaudited pro forma combined statement of operations combine the results of operations of Keynote and Mobile Complete for the year ended September 30, 2011 and are presented as if the Transaction had occurred on October 1, 2010.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon an estimated valuation of certain assets and liabilities acquired as if the Transaction had occurred on September 30, 2011. The estimates and assumptions are subject to change upon the finalization of the valuation of the Transaction as of the actual acquisition date of October 18, 2011.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Keynote and Mobile Complete been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, post-Transaction synergies and/or cost savings that Keynote may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Keynote’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended September 30, 2011, filed on December 13, 2011, as well as Mobile Complete’s historical financial statements and related notes for the years ended December 31, 2010 and 2009, and for the nine months ended September 30, 2011 and 2010, which are included as Exhibits 99.1 and 99.2, respectively, to this Form 8-K/A.

KEYNOTE SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(in thousands)

	Historical
	Keynote	Mobile Complete	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$85,573	$437	$(60,537	)(a)(l)	$25,473
Short-term investments	15,807	—	—		15,807
Total cash, cash equivalents and short-term investments	101,380	437	(60,537)		41,280
Accounts receivable, net	14,738	1,629	—		16,367
Prepaids, deferred costs and other current assets	3,002	245	(169	)(i)	3,078
Inventories	1,502	—	—		1,502
Deferred tax assets	7,582	—	—		7,582
Total current assets	128,204	2,311	(60,706)		69,809
Deferred costs and other long-term assets	810	85	—		895
Property and equipment, net	34,424	1,391	(97	)(m)	35,718
Goodwill	62,459	—	49,050	(c)	111,509
Identifiable intangible assets, net	1,653	—	13,170	(b)	14,823
Long-term deferred tax assets	32,851	—	1,000	(j)	33,851
Total assets	$260,401	$3,787	$2,417		$266,605

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,410	$646	$—		$3,056
Accrued expenses	9,450	1,548	—		10,998
Earnout liability	—	—	2,000	(e)	2,000
Current portion of capital lease obligations	—	62	(62	)(f)	—
Current portion of notes payable	—	1,832	(1,832	)(f)	—
Deferred revenue	16,151	2,862	(1,297	)(i)	17,716
Total current liabilities	28,011	6,950	(1,191)		33,770
Capital lease obligations	—	60	(60	)(f)	—
Notes payable	—	2,023	(2,023	)(f)	—
Preferred stock warrant liability	—	827	(827	)(f)	—
Long-term income tax payable	3,323	—	—		3,323
Long-term deferred revenue	2,388	300	(180	)(i)	2,508
Other long term liabilities	488	—	—		488
Total liabilities	34,210	10,160	(4,281)		40,089
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock	—	15	(15	)(d)	—
Common stock	17	17	(17	)(d)	17
Additional paid-in-capital	312,057	10,910	(10,910	)(d)	312,057
Accumulated deficit	(87,066)	(17,313)	17,638	(d)(l)(n)	(86,741)
Accumulated other comprehensive income (loss)	1,183	(2)	2	(d)	1,183
Total stockholders’ equity (deficit)	226,191	(6,373)	6,698		226,516
Total liabilities and stockholders’ equity (deficit)	$260,401	$3,787	$2,417		$266,605

The notes are an integral part of the unaudited pro forma condensed combined financial statements.

KEYNOTE SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2011 (in thousands, except per share data)

	Historical
	Keynote Systems	Mobile Complete	Pro forma Adjustments		Pro forma Combined
Net revenue	$103,030	19,999	531	(n)	123,560
Costs and expenses:
Costs of revenue:
Direct costs of revenue	25,500	8,857	105	(n)	34,462
Development	13,189	3,393	230	(g)	16,812
Operations	8,131	—	40	(g)	8,171
Amortization of intangible assets — software and backlog	1,676	—	3,947	(h)	5,623
Total cost of revenue	48,496	12,250	4,322		65,068
Sales and marketing	28,278	5,140	46	(g)	33,464
General and administrative	11,702	5,708	(141	)(g)(l)	17,269
Excess occupancy income	(1,077)	—	—		(1,077)
Amortization of intangible assets - other	589	—	671	(h)	1,260
Total costs and expenses	87,988	23,098	4,898		115,984
Income from operations	15,042	(3,099)	(4,367)		7,576
Interest income	607	4	(497	)(k)	114
Other income (expense), net	(394)	(702)	655	(f)	(441)
Income before benefit (provision) for income taxes	15,255	(3,797)	(4,209)		7,249
Benefit (provision) for income taxes	35,607	(151)	1,000	(j)	36,456
Net Income (loss)	$50,862	$(3,948)	$(3,209)		$43,705
Net income per share-Basic	$3.16				$2.72
Net income per share-Diluted	$2.91				$2.50
Shares used in per share calculation-Basic	16,096				16,096
Shares used in per share calculation-Diluted	17,500		8	(g)	17,508

The notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on September 30, 2011 for balance sheet purposes and on October 1, 2010 for statement of operations purposes and reflect the following pro forma adjustments:

(a)	To record the purchase price of $60.0 million paid in cash.
(b)

To adjust intangible assets acquired to the preliminary estimated fair value. Approximate amounts of significant intangible assets acquired and estimated useful lives include developed technology of $6 million (5-6 years), backlog of $3 million (1 year), customer relationships of $3 million (6 years), and trade names and trademarks of $ 1 million (8 years).

(c)	To adjust goodwill acquired to the preliminary estimated fair value.
(d)	To eliminate Mobile Complete’s historical stockholder’s deficit.
(e)	To record the estimated potential earnout payment to the former stockholders of Mobile Complete, Inc.
(f)

To eliminate loan obligations, capital lease obligations and the fair value of warrants and related interest expense recorded in Mobile Complete’s financial statements that were not assumed in the Transaction.

(g)	To record the estimated stock-based compensation expense and dilutive effect on the per share calculation related to equity awards granted to employees of Mobile Complete, Inc.
(h)	To record the estimated amortization expense associated with acquired identifiable intangible assets.
(i)	To adjust deferred revenue and the related deferred cost of revenue to the preliminary estimated fair value, representing the performance obligations under Mobile Complete’s existing contracts.
(j)

To record the estimated tax impact of the Transaction, primarily to release of the valuation allowance against deferred tax assets offset by the deferred tax liability established in connection with the acquired identifiable intangible assets, and the related income tax benefit.

(k)	To record the estimated decrease in interest income due to the reduction in cash used for the acquisition.
(l)	To eliminate transaction costs incurred as a result of the acquisition.
(m)	To adjust fixed assets acquired to the preliminary estimated fair value.
(n)

To adjust revenue and cost of revenue for the effect of adoption of the new revenue guidance on October 1, 2010 (the beginning of Keynote’s fiscal year) rather than on January 1, 2011 (the beginning of Mobile Complete’s fiscal year). See Note 2 to unaudited condensed consolidated financial statements for the period ended September 30, 2011.